EXHIBIT 10.13

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is made as of December 18, 2003, by and between Dr. Amir Pelleg (“Pelleg”) of 24 Dartmouth Lane, Haverford, PA 19041-1020 and Duska Scientific Co., a Delaware corporation (“Duska”) having an office at Two Bala Plaza, Suite 300, Bala Cynwyd. PA 19004.

BACKGROUND

A. Pelleg is a scientist who is doing research in the field of P2 purinergic receptors.

B. Pelleg, together with Dr. Peter Barnes (“Barnes”) and Dr. Sergei Kharitonov (“Dr. Kharitonov”) are listed as the inventors of an invention (the “Pelleg Invention”) relating to the pharmacologic modulation of P2 purinergic receptors located on nerve terminals known as the pulmonary rapidly adapting receptors for therapeutic, diagnostic and prognostic purposes covered by a United States Provisional Patent Application No. 60/47,771 dated June 16, 2003, titled “Methods of Modulating Cough in Humans and Animals” (the “Patent Application”).

C. Duska and Pelleg believe that the Pelleg Invention can potentially be commercialized as new products such as the one they have named Aspirex™ and which is more fully described in Exhibit A hereto.

D. Duska is an early-stage company that desires to obtain an assignment from Pelleg of all of his rights, title and interest in and to the Pelleg Invention.

E. Pelleg is desirous of assigning of all of his rights, title and interest in and to the Pelleg Invention to Duska.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement and intending to be legally bound, the parties agree as follows:

ARTICLE 1

ASSIGNMENT AND LICENSE GRANT

1.1 Assignment. Pelleg hereby assigns, transfers and conveys to Duska, and its successors and assigns, all of his right, title and interest in and to the Pelleg Invention and any related intellectual property owned by him, including without limitation, the Patent Application and any other related patents and patent applications or subsequent improvements thereto, whether United States or foreign, which at any time may be granted, including any and all renewals, reissues, divisionals and prolongations thereof or based thereon, including the right to sue for and recover all damages for past infringements (collectively, the “Pelleg Invention Assigned Property”). The Pelleg Invention Assigned Property is assigned by Pelleg to Duska (the “Assignment”) free and clear of all liens, claims and encumbrances.

ARTICLE 2

FEES AND ROYALTIES

2.1 Assignment Fee. As payment in full by Duska to Pelleg for the Assignment, Duska shall issue to Pelleg an option (the “Option”) under Duska’s 2000 Stock Option Plan (or outside of the Plan if Duska is unable to increase the size of the Plan to permit issuance of the Option under the Plan) to purchase 75,000 shares of Duska common stock at an exercise price of $3.125 per share. The Option shall be exercisable at any time within seven years from the date of this Agreement as to the vested portion of the Option. The Option shall vest upon the execution of this Agreement as to 25,000 shares, with the remaining 50,000 shares to vest upon the issuance of a U.S. Patent with claims sufficiently broad to cover Aspirex™ (as described in Exhibit A) or any other diagnostic or therapeutic product related to cough having commercial potential at least comparable to that of Aspirex™ (a “Qualifying Patent”).

ARTICLE 3

DILIGENCE AND ABANDONMENT

3.1 Diligence and Patent Filings. Duska shall use its commercially reasonable efforts to secure the issuance of a Qualifying Patent. However, all decisions concerning the pursuit of patent coverage for the Pelleg Invention (including any decision to abandon such pursuit) shall be made solely by Duska’s Board of Directors. Duska will retain control over, and will diligently prosecute and maintain at its sole expense the patents and patent applications included in the Pelleg Invention Assigned Property. Duska will consult with Pelleg prior to the filing of any patent application in any jurisdiction, but decisions as to the filing of patent applications or maintenance of patents in any jurisdiction will be made by Duska at its sole discretion. Duska will furnish to Pelleg in a timely fashion copies of all documents relevant to any such prosecution and maintenance. Duska will have the right at its sole discretion to transfer the prosecution and maintenance of patents and patent applications to any experienced patent attorney of Duska’s choosing.

3.2 Abandonment. If Duska decides to abandon the pursuit of patent coverage of Pelleg Invention, Duska, its successor or its assigns will notify Pelleg promptly of its decision and will reassign to Pelleg at no cost to Pelleg all of its rights, title and interest in and to the Pelleg Invention, except that Pelleg will reimburse Duska for its out-of-pocket costs incurred in pursuing such patent coverage. Duska shall have no other obligation or liability to Pelleg in connection with any abandonment of the pursuit of patent coverage for the Pelleg Invention.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

4.1 Representations and Warranties. Pelleg represents and warrants that the Assignment will not violate any agreement to which he is a party, that Drs. Barnes and Kharitonov and he are the sole inventors of the Pelleg Invention and the sole owners of the Pelleg Invention Assigned Property and that Drs. Barnes and Kharitonov have assigned to Duska all of their right, title and interest in and to the Pelleg Invention Assigned Property. To the best knowledge of Pelleg, none of the Pelleg Invention Assigned Property infringes any patent, trade secret or other property or proprietary rights of any third party. Pelleg hereby acknowledges that (i) Duska and its officers and directors have made no representations to him concerning the timing or probabilities of obtaining any Qualifying Patent or any governmental marketing approvals for Aspirex™ or the potential markets for this product; (ii) there is no assurance that Aspirex™ will be successfully developed by Duska or governmental marketing approvals will be obtained or that commercially viable markets for Aspirex™ will exist; and (iii) obtaining a Qualifying Patent and the development of Aspirex™ will require expenditures substantially in excess of Duska’s current financial resources and that there is no assurance that Duska will be able to generate sufficient capital to fund these activities. Pelleg also represents that he has been advised by his own counsel (which is independent of Troy & Gould or any other counsel representing Duska) in connection with this Agreement.

4.2 Indemnification. Pelleg will indemnify, defend and hold Duska and Duska’s officers, directors, shareholders, agents and employees harmless from and against any and all liability, loss, damage, action, claim or expense incurred by any of the foregoing parties excluding any consequential damages or lost opportunity profits or costs) resulting from any breach of Pelleg’s representations, warranties or covenants under this Agreement, including without limitation any claims asserted by Drexel University College of Medicine relating in any manner to the Pelleg Invention Assigned Property. Duska will indemnify, defend and hold harmless to the extent of Duska’s assets (including any insurance policies) Pelleg, from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by him (including reasonable attorneys’ fees and expenses but excluding any consequential damages or lost opportunity profits or costs) that results from any breach by Duska of its covenants under this Agreement.

ARTICLE 5

ADDITIONAL PROVISIONS

5.1 No Agency. Nothing in this Agreement shall be deemed to establish a relationship of principal and agent between Pelleg and Duska or its sublicensees, nor any of their agents or employees for any purpose whatsoever, nor shall this Agreement be construed as creating any other form of legal association or arrangement which would impose liability upon one party for the act or failure to act of the other party.

5.2 Assignment. Duska may grant licenses to third parties to any of its rights in the Pelleg Invention Assigned Property. Duska and any licensees are permitted to assign this Agreement, either directly or by merger or other operation of law.

5.3 No Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of like or different nature.

5.4 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person or sent overnight delivery by Federal Express or by certified or registered mail, return receipt requested, or telexed in the case of non-U.S. residents, and shall be deemed to have been given when hand delivered, one (1) day after mailing when mailed by overnight courier (e.g. Federal Express or Express Mail) or five (5) days after mailing by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to Pelleg:

Dr. Amir Pelleg

24 Dartmouth Lane

Haverford, PA 19041-1020

If to Duska:

Duska Scientific Co.

Two Bala Plaza

Suite 300

Bala Cynwyd, Pennsylvania 19004

Attention: Chief Executive Officer

With a required copy to:

Dale Short, Esq.

Troy & Gould

Suite 1600

1801 Century Park East

Los Angeles, CA 90067

or to such other names or addresses as Duska or Pelleg, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section 5.4.

5.5 Governing Law and Jurisdiction. This Agreement shall be construed and governed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to conflict of law provisions of any jurisdiction.

5.6 Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

5.7 Integration and Amendment. This Agreement embodies the entire agreement and understanding between the parties hereto and thereto and supersedes all prior agreements and understandings relating to the subject matter hereof or thereof. This Agreement may not be changed, modified, extended or terminated except by written amendment executed by an authorized representative of each party.

5.8 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, then such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner affect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision were not contained herein.

5.9 Force Majeure. Any delay or failure to perform any part of this Agreement arising from causes beyond the reasonable control of the party concerned shall not be deemed to be a default under this Agreement. Causes beyond the reasonable control of a party shall include, without limitation,, Labor disturbances or labor disputes of any kind, civil disorders or commotions, accidents, failure of any governmental approval required for full performance, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, or other such occurrences.

5.10 Interpretation of Agreement. In interpreting this Agreement, there shall be no presumption against the party principally responsible for the drafting of this Agreement.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have caused this Agreement to be executed by their duly authorized representatives.

/s/ Amir Pelleg
DR. AMIR PELLEG

By:	/s/ Manfred Mosk
Name:	Manfred Mosk
Title:	Chief Executive Officer
Date:

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